The Bond Fund of America

December 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$399,783
Class B	$2,929
Class C	$21,248
Class F1	$18,072
Class F2	$18,212
Total	$460,244
Class 529-A	$19,406
Class 529-B	$243
Class 529-C	$4,883
Class 529-E	$935
Class 529-F1	$1,439
Class R-1	$806
Class R-2	$8,512
Class R-2E*	-
Class R-3	$13,502
Class R-4	$10,391
Class R-5	$5,287
Class R-6	$40,143
Total	$105,547

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2700
Class B	$0.1800
Class C	$0.1700
Class F1	$0.2700
Class F2	$0.3100
Class 529-A	$0.2600
Class 529-B	$0.1600
Class 529-C	$0.1600
Class 529-E	$0.2300
Class 529-F1	$0.2900
Class R-1	$0.1800
Class R-2	$0.1700
Class R-2E	$0.0900
Class R-3	$0.2300
Class R-4	$0.2700
Class R-5	$0.3100
Class R-6	$0.3200

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,459,286
Class B	12,957
Class C	117,263
Class F1	50,997
Class F2	101,698
Total	1,742,201
Class 529-A	73,337
Class 529-B	1,162
Class 529-C	28,987
Class 529-E	3,951
Class 529-F1	5,175
Class R-1	4,331
Class R-2	47,348
Class R-2E	13
Class R-3	57,038
Class R-4	37,445
Class R-5	16,194
Class R-6	166,421
Total	441,402

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.81
Class B	$12.81
Class C	$12.81
Class F1	$12.81
Class F2	$12.81
Class 529-A	$12.81
Class 529-B	$12.81
Class 529-C	$12.81
Class 529-E	$12.81
Class 529-F1	$12.81
Class R-1	$12.81
Class R-2	$12.81
Class R-2E	$12.81
Class R-3	$12.81
Class R-4	$12.81
Class R-5	$12.81
Class R-6	$12.81

* Amount less than one thousand